Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Second Quarter Fiscal 2018 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) July 30, 2018 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for second quarter fiscal 2018.

Second Quarter 2018 Highlights
●	Total case volume decreased 0.9%; independent restaurant case volume increased 3.8%
●	Net sales of $6.2 billion were flat compared to prior year
●	Gross profit of $1.1 billion increased 5.7%
●	Income before income taxes increased $76 million to $161 million
●	Net income increased $61 million to $126 million
●	Adjusted EBITDA increased 4.9% to $300 million
●	Diluted EPS of $0.58; Adjusted Diluted EPS of $0.57

Six Month Highlights
●	Total case volume decreased 1.6%; independent restaurant case volume increased 4.0%
●	Net sales increased 0.3% to $12.0 billion
●	Gross profit of $2.1 billion increased 3.0%
●	Income before income taxes increased $104 million to $223 million
●	Net income increased $101 million to $193 million
●	Adjusted EBITDA increased 4.4% to $523 million
●	Diluted EPS of $0.89; Adjusted Diluted EPS of $0.92

CEO Perspective
“Our focus on improving profitability across our customer base is continuing to deliver positive results, with gross profit per case expanding $0.16 from the prior year,” said Chairman and CEO Pietro Satriano. “Adjusted EBITDA grew a solid 4.9% for the quarter. While our volume growth with independent restaurants exceeded market growth, it was not in line with our expectations. We are working diligently to address the operational issues that drove our volume shortfalls and we still expect to see accelerating volumes in the second half of the year.”

Second Quarter 2018 Results
Total case volume decreased 0.9% from the prior year with organic case volume declining 1.5%. Independent restaurant case volume increased 3.8%, of which 2.7% was organic growth. The decrease in total case volume was driven primarily by the previously discussed exits of select chain customers.

Net sales of $6.2 billion were flat compared to the prior year. Inflation in the grocery and dairy categories was offset by deflation in pork and poultry combined with a decline in case volume. Sales from acquisitions completed during the last four fiscal quarters increased Net sales by approximately 0.7%.

Gross profit of $1.1 billion increased $60 million, or 5.7% from the prior year, driven by margin expansion initiatives, a year-over-year gain in the LIFO reserve and acquisitions which were partially offset by a decline in case volume. Gross profit as a percentage of Net sales was 18.1%. Adjusted Gross profit was $1.1 billion, a 1.8% increase from prior year, driven by margin expansion initiatives which were partially offset by a decline in case volume. Adjusted Gross profit as a percentage of Net sales was 17.9%.

Operating expenses were $908 million, a decrease of 2.0% from the prior year. Operating expenses benefited from lower amortization expense resulting from the full amortization of an intangible asset as well as ongoing efforts to reduce operating expenses. Adjusted Operating expenses for the quarter were $806 million, a 1.0% increase from the prior year, primarily driven by higher wage and benefit costs.

Income before income taxes was $161 million, a $76 million increase from the prior year.

Net income for the quarter was $126 million, up $61 million from $65 million in the prior year, as a result of the Gross profit and Operating expense factors discussed above. Adjusted EBITDA of $300 million increased $14 million, or 4.9% compared to prior year. Diluted EPS was $0.58 and Adjusted Diluted EPS was $0.57.

Six Month 2018 Results
Total case volume decreased 1.6% from the prior year with organic case volume declining 2.3%. Independent restaurant case volume increased 4.0%, of which 2.7% was organic growth. The decrease in total case volume was driven primarily by the previously discussed exits of select chain customers and adverse weather conditions in the first quarter and early second quarter.

Net sales of $12.0 billion increased 0.3% from the prior year, primarily driven by inflation in the beef, dairy, grocery and produce categories which was primarily offset by a decline in case volume. Sales from acquisitions completed during the last four fiscal quarters increased Net sales by approximately 1.1%.

Gross profit of $2.1 billion increased $61 million, or 3.0% from the prior year, driven by margin expansion initiatives, a year-over-year gain in the LIFO reserve and acquisitions which were partially offset by higher inbound freight costs and a decline in case volume. Gross profit as a percentage of Net sales was 17.6%. Adjusted Gross profit was $2.1 billion a 1.4% increase from prior year, driven by margin expansion initiatives which were partially offset by higher inbound freight costs and a decline in case volume. Adjusted Gross profit as a percentage of Net sales was 17.6%.

Operating expenses were $1.8 billion, a decrease of 2.4% from the prior year. Operating expenses benefitted from lower amortization expense resulting from the full amortization of an intangible asset as well as ongoing efforts to reduce operating expenses. Adjusted Operating expenses for the first six months of fiscal 2018 were $1.6 billion, a 0.7% increase from the prior year, primarily driven by higher wage and benefit costs.

Income before income taxes was $223 million, a $104 million increase from the prior year.

Net income through the first six months of the year was $193 million, up $101 million from $92 million in the prior year, as a result of the Gross profit and Operating expense factors discussed above. Adjusted EBITDA of $523 million increased $22 million, or 4.4% compared to prior year. Diluted EPS was $0.89 and Adjusted Diluted EPS was $0.92.

Cash Flow and Capital Transactions
Net cash provided by operating activities for the first six months of fiscal 2018 was $311 million, net of a combined $74 million for an incremental pension contribution and an increase in cash taxes. As a result of these items Net cash provided by operating activities decreased $57 million from the prior year. Cash capital expenditures for the first six months totaled $117 million, an increase of $9 million from prior year, due to an increase in capital spending for buildings and equipment.

Net Debt at the end of the quarter was $3.5 billion, a decrease of $140 million versus the end of fourth quarter fiscal 2017. The ratio of Net Debt to Adjusted EBITDA was 3.2x at the end of the quarter, down from 3.4x at the end of fourth quarter fiscal 2017.

Outlook for Fiscal Year 2018
For fiscal year 2018 the company now expects total case volume growth to approach flat, Net sales growth of 1-2%, Adjusted Gross profit dollar growth of approximately 3%, Adjusted EBITDA growth of 5-7% and Depreciation and amortization of $330-$340 million. All other fiscal year 2018 guidance numbers announced on February 15, 2018, remain unchanged including Adjusted Diluted EPS of $2.00-$2.10.

Conference Call and Webcast Information
US Foods second quarter fiscal 2018 earnings call, which will also include a discussion of the SGA's Food Group of Companies acquisition announced separately, will be broadcast live via the internet today on July 30, 2018 at 7:30 a.m. CDT. The second quarter fiscal 2018 earnings call has been rescheduled to today from its originally-scheduled date of Tuesday, August 7, 2018. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 7567095.

The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this news release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $24 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results, and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third-party suppliers; interruption of product supply or increases in product costs; our substantial indebtedness and restrictions placed upon us under our debt agreements; potential interest rate increases; customer retention and changes in our relationships with group purchasing organizations; our ability to achieve increased sales to independent restaurants; successful consummation and integration of acquisitions, including our contemplated acquisition of SGA's Food Group of Companies; realization of the expected benefits from our cost savings initiatives; fuel shortages or volatility in fuel costs; industry and general economic factors affecting consumer confidence and buying habits; changes in consumer eating habits and preferences; product liability claims; our reputation in the industry; labor relations and continued access to qualified labor; pricing and cost structures; environmental, occupational health and safety, and food safety compliance; government laws and regulations, and potential changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; cybersecurity incidents; management of retirement benefits and pension liabilities; business disruptions caused by extreme weather conditions; litigation risk; adequate protection of our brand/trade names; and risks associated with intellectual property including potential infringement.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, which was filed with the Securities and Exchange Commission on February 27, 2018. The forward-looking statements contained in this release speak only as of the date of this release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in our debt agreements.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for 1) Restructuring charges and Tangible asset impairments; 2) Share-based compensation expense; 3) the non-cash impact of LIFO reserve adjustments; 4) Business transformation costs; and 5) other gains, losses, or charges as specified in our debt agreements.

We use Net Debt to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of June 30, 2018. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring benefits and charges, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income is used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal year 2018 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods

###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions) *	June 30, 2018	December 30, 2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$100	$119
Accounts receivable, less allowances of $27 and $26	1,339	1,302
Vendor receivables, less allowances of $3	141	97
Inventories—net	1,208	1,208
Prepaid expenses	96	80
Assets held for sale	5	5
Other current assets	23	8
Total current assets	2,913	2,819
Property and equipment—net	1,823	1,801
Goodwill	3,967	3,967
Other intangibles—net	344	364
Deferred tax assets	12	22
Other assets	77	65
Total assets	$9,135	$9,037

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank checks outstanding	$147	$154
Accounts payable	1,454	1,289
Accrued expenses and other current liabilities	397	451
Current portion of long-term debt	101	109
Total current liabilities	2,100	2,003
Long term debt	3,498	3,648
Deferred tax liabilities	305	263
Other long-term liabilities	212	372
Total liabilities	6,115	6,286
Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	2,759	2,721
Retained earnings	316	124
Accumulated other comprehensive loss	(57)	(96)
Total shareholders’ equity	3,020	2,751
Total liabilities and shareholders’ equity	$9,135	$9,037

(*) Amounts may not add due to rounding.

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13–Weeks Ended		26–Weeks Ended
($ in millions, except share and per share data) *	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales	$6,158	$6,159	$11,981	$11,947
Cost of goods sold	5,045	5,105	9,875	9,902
Gross profit	1,114	1,054	2,106	2,045
Distribution, selling and administrative costs	908	926	1,797	1,840
Restructuring charges	—	1	1	3
Total operating expenses	908	927	1,798	1,843
Operating income	205	127	308	203
Other (income) expense—net	(3)	1	(6)	1
Interest expense—net	48	41	91	83
Income before income taxes	161	85	223	119
Income tax provision	35	19	30	27
Net income	$126	$65	$193	$92
Net income per share
Basic	$0.58	$0.29	$0.90	$0.42
Diluted	$0.58	$0.29	$0.89	$0.41
Weighted-average common shares outstanding
Basic	215,827,074	222,754,030	215,453,656	222,059,022
Diluted	217,770,313	226,791,449	217,491,267	226,557,430

(*) Amounts may not add due to rounding.

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	26–Weeks Ended
($ in millions) *	June 30, 2018	July 1, 2017
Cash Flows From Operating Activities:
Net income	$193	$92
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	165	214
Gain on disposal of property and equipment—net	(1)	—
Amortization and write-off of deferred financing costs	5	2
Deferred tax provision	38	18
Share-based compensation expense	17	9
Provision for doubtful accounts	9	9
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(98)	(189)
Decrease in inventories	—	4
Increase in prepaid expenses and other assets	(19)	(21)
Increase in accounts payable and bank checks outstanding	175	276
Decrease in accrued expenses and other liabilities	(173)	(47)
Net cash provided by operating activities	311	368
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	—	(135)
Proceeds from sales of property and equipment	2	2
Purchases of property and equipment	(117)	(108)
Proceeds from from redemption of industrial revenue bonds	—	22
Net cash used in investing activities	(116)	(219)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	2,151	1,117
Principal payments on debt and capital leases	(2,382)	(1,213)
Redemption of industrial revenue bonds	—	(22)
Contingent consideration paid for business acquisitions	(2)	(5)
Proceeds from employee share purchase plan	10	8
Proceeds from exercise of stock options	16	11
Tax withholding payments for net share-settled equity awards	(6)	(26)
Net cash used in financing activities	(214)	(131)
Net (decrease) increase in cash and cash equivalents	(19)	19
Cash, cash equivalents and restricted cash—beginning of period (1)	119	131
Cash, cash equivalents and restricted cash—end of period(1)	$101	$150
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$88	$79
Income taxes paid—net	42	3
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	13	17
Capital lease additions	68	61
Cashless exercise of equity awards	1	26
Contingent consideration payable for business acquisitions	—	4

(*) Amounts may not add due to rounding.
(1) Includes restricted cash due to retrospective adoption of a new accounting standard at the beginning of fiscal year 2018. Restricted cash was immaterial in all periods presented.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13-Weeks Ended
($ in millions, except share and per share data) *	June 30, 2018	July 1, 2017	Change	%
Net income (GAAP)	$126	$65	$61	93.8%
Interest expense—net	48	41	7	17.1%
Income tax provision	35	19	16	84.2%
Depreciation and amortization expense	84	106	(22)	(20.8)%
EBITDA (Non-GAAP)	293	232	61	26.3%
Adjustments:
Restructuring charges (1)	—	1	(1)	(100.0)%
Share-based compensation expense (2)	10	5	5	100.0%
LIFO reserve change (3)	(11)	30	(41)	(136.7)%
Business transformation costs (4)	7	13	(6)	(46.2)%
Other (5)	1	5	(4)	(80.0)%
Adjusted EBITDA (Non-GAAP)	300	286	14	4.9%
Depreciation and amortization expense	(84)	(106)	22	(20.8)%
Interest expense—net	(48)	(41)	(7)	17.1%
Income tax provision, as adjusted (6)	(43)	(54)	11	(20.4)%
Adjusted Net income (Non-GAAP)	$124	$85	$39	45.9%

Diluted EPS (GAAP)	$0.58	$0.29	$0.29	100.0%
Restructuring charges (1)	—	—	—	NM
Share-based compensation expense (2)	0.05	0.02	0.03	150.0%
LIFO reserve change (3)	(0.05)	0.13	(0.18)	(138.5)%
Business transformation costs (4)	0.03	0.06	(0.03)	(50.0)%
Other (5)	—	0.02	(0.02)	(100.0)%
Income tax impact of adjustments (6)	(0.04)	(0.15)	0.11	(73.3)%
Adjusted Diluted EPS (Non-GAAP)	$0.57	$0.37	$0.20	54.1%

Weighted-average diluted shares outstanding (GAAP)	217,770,313	226,791,449

Gross profit (GAAP)	$1,114	$1,054	$60	5.7%
LIFO reserve change (3)	(11)	30	(41)	(136.7)%
Adjusted Gross profit (Non-GAAP)	$1,103	$1,084	$19	1.8%

Operating expenses (GAAP)	$908	$927	$(19)	(2.0)%
Depreciation and amortization expense	(84)	(106)	22	(20.8)%
Restructuring charges (1)	—	(1)	1	(100.0)%
Share-based compensation expense (2)	(10)	(5)	(5)	100.0%
Business transformation costs (4)	(7)	(13)	6	(46.2)%
Other (5)	(1)	(5)	4	(80.0)%
Adjusted Operating expenses (Non-GAAP)	$806	$798	$8	1.0%

(*) Amounts may not add due to rounding.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.
(2)	Share-based compensation expense for vesting of stock awards and share purchase plan.
(3)	Represents the non-cash impact of LIFO reserve adjustments.
(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)	Other includes gains, losses or charges as specified under our debt agreements.
(6)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	26–Weeks Ended
($ in millions, except share and per share data) *	June 30, 2018	July 1, 2017	Change	%
Net income (GAAP)	$193	$92	$101	109.8%
Interest expense—net	91	83	8	9.6%
Income tax provision	30	27	3	11.1%
Depreciation and amortization expense	165	214	(49)	(22.9)%
EBITDA (Non-GAAP)	480	416	64	15.4%
Adjustments:
Restructuring charges (1)	1	3	(2)	(66.7)%
Share-based compensation expense (2)	17	9	8	88.9%
LIFO reserve change (3)	8	40	(32)	(80.0)%
Business transformation costs (4)	15	27	(12)	(44.4)%
Other (5)	3	7	(4)	(57.1)%
Adjusted EBITDA (Non-GAAP)	523	501	22	4.4%
Depreciation and amortization expense	(165)	(214)	49	(22.9)%
Interest expense—net	(91)	(83)	(8)	9.6%
Income tax provision, as adjusted (6)	(68)	(79)	11	(13.9)%
Adjusted Net income (Non-GAAP)	$199	$125	$74	59.2%

Diluted EPS (GAAP)	$0.89	$0.41	$0.48	117.1%
Restructuring charges (1)	—	0.01	(0.01)	(100.0)%
Share-based compensation expense (2)	0.08	0.04	0.04	100.0%
LIFO reserve change (3)	0.04	0.18	(0.14)	(77.8)%
Business transformation costs (4)	0.07	0.12	(0.05)	(41.7)%
Other (5)	0.01	0.03	(0.02)	(66.7)%
Income tax impact of adjustments (6)	(0.17)	(0.23)	0.06	(26.1)%
Adjusted Diluted EPS (Non-GAAP)	$0.92	$0.56	$0.36	64.3%

Weighted-average diluted shares outstanding (GAAP)	217,491,267	226,557,430

Gross profit (GAAP)	$2,106	$2,045	$61	3.0%
LIFO reserve change (3)	8	40	(32)	(80.0)%
Adjusted Gross profit (Non-GAAP)	$2,114	$2,085	$29	1.4%

Operating expenses (GAAP)	$1,798	$1,843	$(45)	(2.4)%
Depreciation and amortization expense	(165)	(214)	49	(22.9)%
Restructuring charges (1)	(1)	(3)	2	(66.7)%
Share-based compensation expense (2)	(17)	(9)	(8)	88.9%
Business transformation costs (4)	(15)	(27)	12	(44.4)%
Other (5)	(3)	(7)	4	(57.1)%
Adjusted Operating expenses (Non-GAAP)	$1,596	$1,585	$11	0.7%

(*) Amounts may not add due to rounding.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.
(2)	Share-based compensation expense for vesting of stock awards and share purchase plan.
(3)	Represents the non-cash impact of LIFO reserve adjustments.
(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)	Other includes gains, losses or charges as specified under our debt agreements.
(6)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios) *	June 30, 2018	December 30, 2017	July 1, 2017
Total Debt (GAAP)	$3,599	$3,757	$3,727
Cash, cash equivalents and restricted cash	(101)	(119)	(150)
Net Debt (Non-GAAP)	$3,498	$3,638	$3,577
Adjusted EBITDA (1)	$1,080	$1,058	$1,010
Net Leverage Ratio (2)	3.2	3.4	3.5

(*) Amounts may not add due to rounding.
(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA